AMENDMENT TO MACH ONE SECURITIES PURCHASE AGREEMENT,
CONVERTIBLE PROMISSORY NOTE, THE COLLATERAL STOCK ESCROW
AGREEMENT AND THE SECURITY AGREEMENT

This Agreement dated as of January 17, 2007, shall act to Amend and Supplement each of the Securities Purchase Agreement dated January 17, 2007, the Convertible Promissory Note dated January 17, 2007, the Collateral Stock Escrow Agreement dated January 17, 2007 and the Security Agreement of January 17, 2007--each between Mach One Corporation., a Nevada corporation (the "Company") and John Quackenbush and Audrey Quackenbush (the "Purchaser").

1.

As part of its obligations under the above agreements (and as the Company is already obligated to do pursuant to certain agreements entered between the Company and other investors, the Company shall post (and has already posted) with the Collateral Stock Escrow Agent all of the shares owned by the Company in VDX Enterprises. The Company represents and warrants that it owns 100% of the issued and outstanding shares of VDX Enterprises, free and clear of any Liens, and that all such shares are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities. This stock is being posted by the Company as additional collateral to secure all of the obligations of the Company under the Convertible Promissory Note and associated Transaction Documents with Purchaser. The security interest being granted to the Purchaser is subordinate to a prior security interest granted in favor of AAR Family Limited Partnership, as otherwise described in the Security Agreement.

2.

Certificates evidencing this VDX stock shall be delivered (if not already delivered) to the Collateral Escrow Agent within 5 days of the date of this Amendment. Any failure to deliver this additional collateral, or any breach of the above representations or warranties in this Amendment, shall be an immediate default of the Company's obligations under the Convertible Promissory Note and the associated Transaction Documents and shall entitle the Holder of the Note to all remedies for default contained in the Note and in the associated Transaction Documents.

3.

With regard to the 7.5 Million shares of Company stock to be posted into escrow with the Collateral Escrow Agent as Collateral Security for the Note, Purchaser also agrees to release any security interest in favor of Purchaser on such 7.5 million shares, and certificates evidencing those shares shall be released from escrow and returned to the owner of such shares, upon the earlier of (i) effectiveness of the First Registration to be completed by the Company (even if such Registration does not seek to affect registration of Purchaser's shares), and (ii) the date all or any portion of the Convertible Promissory Note being provided to Purchaser is converted into common stock of the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Mach One Securities Purchase Agreement, Convertible Promissory Note, the Collateral Stock Escrow Agreement and the Security Agreement, to be duly executed by their respective authorized signatories as of the date first indicated above.

MACH ONE CORPORATION

PURCHASER

By

Weymann Cheng, CEO

John Quackenbush

Audrey Quackenbush